[Cazenove & Co Letterhead]


                                                                 6th June, 2000




Dear Sirs,

Sale of ordinary shares of 5p each in Premier Farnell plc (the "Company")
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Introduction

This letter confirms the basis under which Cazenove & Co ("Cazenove") has agreed to purchase, and the vendors specified in Appendix 1 (the "Vendors") have agreed to sell, 17,850,000 ordinary shares of the Company (the "Shares") by way of a "bought deal" (the "Transaction"). This letter also confirms that the Vendors are the beneficial owners of, or are able to procure the sale of, the Shares and that the Vendors have delegated authority to execute the sale on their behalf.

The Transaction

Subject as provided below, on the date falling five business days after the execution of this agreement, (the "Settlement Day"), Cazenove will pay the purchase price for the Shares at a price of US$ 6.6616 per Share, being US$ 119,154,997.50 in the aggregate (the "Purchase Price"). The Vendors will deliver the Shares as provided below under Settlement.

The Shares will be sold together with all rights now and hereafter attaching thereto, including the right to receive and retain all dividends and other distributions made or paid after 5th June, 2000, save that the Vendors shall be entitled to retain the final dividend of 5 pence per Share to be paid on 29th June, 2000.


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

Lock-up

The Vendors, by signing this letter, commit not to sell any further ordinary shares of the Company during the period ending six months after consummation of the Transaction or upon publication of the Company's interim results for the period to 31st July, 2000, whichever is the later; provided that, notwithstanding the foregoing, the Vendors shall be free to sell such shares in any amount: (i) if the Company or any successor entity is the purchaser or acquiror of such shares; or (ii) if such shares are sold pursuant to a tender offer, exchange offer, or other bid by which a third party seeks to obtain control of the Company.

Remuneration

Cazenove's remuneration for the sale of the Shares will be the difference between the Purchase Price and the placing price of the Shares. This is expected to be approximately 1 per cent. of the value of the Shares or approximately 4 pence per Share.

Settlement

Cazenove acknowledges that the Vendors have given instructions to the Bank of New York to have the Shares delivered to a nominee account in the name of Cazenove Nominees Limited. These instructions shall be irrevocable. Pending their release from such account, the Shares shall be held on trust by Cazenove Nominees Limited as trustee for the Vendors. The Shares shall not be released from the nominee account until payment by Cazenove of the sterling equivalent of the Purchase Price to a client protected money account in CREST, whereupon the Shares shall automatically be transferred through CREST from the nominee account to a Cazenove clearing account.

The Shares delivered to the nominee account shall not contain any legend or other notation restricting their transferability.

Subject to satisfactory delivery of the Shares to the Cazenove nominee account by the Vendors, Cazenove will pay the Purchase Price in United States dollars less an amount equal to U.S.$0.0275 for each of the American Depository Shares surrendered to The Bank of New York in connection with the withdrawal of the underlying ordinary shares of the Company represented thereby and sold to Cazenove (which Cazenove shall pay to The Bank of New York in satisfaction of the fees payable by the Vendors for such withdrawal) on the Settlement Day by wire transfer of immediately available funds to the accounts specified in Appendix 2, in amounts appropriate to reflect the number of shares sold by each Vendor, as set forth in Appendix 1. The exchange rate to be used in calculating the amount of U.S. dollars to be delivered on the Settlement Day in satisfaction of the Purchase Price shall be the exchange rate at which Cazenove purchases U.S. dollars on the date of this Agreement for delivery to the Vendors on the Settlement Date.

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


Confirmation and Warranties of the Vendors

The Vendors severally, and not jointly, confirm and warrant, solely for the benefit of Cazenove and not for the benefit of any subsequent purchasers of the Shares, to the following effect:

(a) each of the Vendors has full legal title to its Shares and is free to sell or procure the sale of its Shares with full title guarantee together with all rights attaching thereto (including any dividends or other distributions hereafter declared, made or paid in respect thereof);

(b) upon delivery, the Shares sold by each Vendor shall be free from any contingent liabilities, claims, equities, liens, charges, encumbrances, options and other third party rights created by the Vendor;

(c) to the best of the knowledge and belief of each Vendor, its Shares are not the subject of any pending litigation that could prevent or materially delay consummation of the Transaction;

(d) any approvals and authorisations required by each Vendor in connection with the sale of the Shares have been obtained and are in full force and effect;

(e) the execution of this agreement on behalf of the Vendors has been duly authorised by them and, upon execution, this agreement will constitute a legal, valid and binding obligation of each of them, enforceable in accordance with its terms;

(f) the Vendors have not granted to any person any pre-emptive or other similar rights with respect to the Shares;

(g) to the best of the knowledge and belief of Morton L. Mandel, who is a director of the Company, all matters in respect of which the Company has a duty to announce to the public under the listing rules made by the London Stock Exchange have been so announced and the Vendors are not in possession of any material price sensitive information in relation to the Company;

(h) none of the Vendors, their affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) or any person acting on their behalf has engaged in any directed selling efforts (as that term is defined in Regulation S under the Securities Act ("Regulation S") in connection with the Transaction or any general solicitation or advertising as such terms are used in Regulation D under the Securities Act;

(i) in relation to all such confirmations and warranties, those confirmations and warranties will be true and accurate as of the Settlement Day.


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Confirmation and Warranties of Cazenove

Cazenove confirms and warrants, solely for the benefit of each Vendor, to the following effect:-

(a) Cazenove (1) is not acquiring the Shares with a view to any distribution thereof that would violate the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction; (2) Cazenove has complied and will comply with all applicable laws, regulations and rules of every country in which it has solicited offers for, offered or sold, or will solicit offers for, offer or sell, the Shares (including, without limitation, in the United Kingdom, the Financial Services Act of 1986, as amended (the "FSA"), and the Public Offers of Securities Regulations 1995; (3) Cazenove has solicited offers for, offered or sold and will solicit offers for, offer and sell the Shares only under circumstances that have resulted or will result in compliance by it with any applicable laws, and it has taken and will take at its own cost all necessary steps to permit solicitations of offers, offers, sales or purchases and resales by it of the Shares in a legally permissible manner; and (4) any offers and sales of the Shares have been and will be made in such a way that the Vendors are not obliged to file a prospectus or other document with any authority or stock exchange of any jurisdiction;

(b) Cazenove understands that the Shares have not been and will not be registered under the Securities Act and may not be offered or sold within the United States of America or to, or for the account or benefit of, U.S. persons (as that term is defined in Regulations) except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Cazenove represents to and agrees with the Vendors that (1) it and its affiliates (as defined in the Securities
     Act) and all persons acting on its or their behalf have solicited offers for, offered or sold, and will solicit offers for, offer or sell, the Shares only in accordance with Rule 903 or 904 of Regulation S or in accordance with Section 4(2) of the Securities Act to persons who are, in the reasonable belief of Cazenove, Qualified Institutional Buyers; (2) in connection with each sale of the Shares in the United States of America, Cazenove will take all reasonable steps to cause the purchaser of such Shares to sign a representation letter in the form of Exhibit 1 and deliver a copy thereof to the Vendors; and (3) neither Cazenove or its affiliates (as defined in the Securities Act) nor any person acting on its or their behalf (x) has solicited offers for, offered or sold or will solicit offers for, offer or sell, directly or indirectly, any Shares in the United States of America by means of any form of "general solicitation" or "general advertising" within the meaning of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or (y) has engaged or will engage in any "directed selling efforts" within the meaning of Rule 902 of Regulation S with respect to the Shares;

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

(c) Cazenove has not offered or sold and will not offer or sell any Shares to persons in the United Kingdom except in circumstances which will not result in an offer to the public in the United Kingdom;

(d) Cazenove has not distributed or provided (and will not distribute or provide) to purchasers or prospective purchasers of the Shares any offering document, presentation or other information in relation to the Shares or the Company and Cazenove has not made and will not make or purport to make any representation, warranty, undertaking or agreement to or with any such person on behalf of or in respect of the Vendors in relation to the Shares;

(e) Cazenove will not offer to sell any shares to persons other than institutions which have been approved by the Company or would beneficially own (together with any party with whom such person has any agreement relating to the Shares falling within Section 204 of the Companies Act of
     1985) less than 5% of the total voting power of the Company (after giving effect to the Shares purchased pursuant to this agreement).

(f) in relation to all such confirmations and warranties, those confirmations and warranties will be true and accurate as of the Settlement Day.

Waiver of Claim and Indemnity

(A) No claim shall be made against Cazenove, any subsidiary of Cazenove, any of their partners, employees or advisers, or any body corporate, person or partnership relating to or in connection with the business carried on by Cazenove which is owned or controlled by, in control of or under common control with any such partner or employee (each a "Cazenove Indemnified Person") to recover any loss, damage, liability, cost, charge or expense which the Vendors may suffer or incur by reason of, or arising out of the carrying out by a Cazenove Indemnified Person of the Transaction, except to the extent such loss, damage, liability, cost, charge or expense arises from the negligence, bad faith or wilful default of any Cazenove Indemnified Person, or from the breach by any Cazenove Indemnified Person of this agreement or of its duties or obligations under the FSA or the regulatory system (as defined in the Rules of the Securities and Futures Authority Limited).

(B) Save as provided in paragraph (D) below, the Vendors hereby undertake (pro rata in proportion to the number of Shares sold by such Vendor) to Cazenove (for themselves and on behalf of each and every other Cazenove Indemnified Person) to indemnify each Cazenove Indemnified Person against all or any claims (whether or not successful, or with the Vendors' prior agreement, compromised or settled), actions, liabilities, demands, proceedings or judgements (each a "Claim") made, brought or established against any such Cazenove Indemnified Person in any jurisdiction by any purchaser of Shares pursuant to the Transaction or by any governmental agency, stock exchange or regulatory body or any other person whatsoever and against all losses, costs, charges or expenses (including reasonable legal fees) and taxes (including, to


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     the extent payable by the Vendors under this agreement, stamp duty, stamp duty reserve tax and value added tax) (each an "Expense") which such Cazenove Indemnified Person may suffer or incur (including, but not limited to, all such Expenses suffered or incurred in disputing any Claim or in establishing its right to be indemnified pursuant to this paragraph (B) or in seeking advice as to any Claim, or in any way related to or in connection with this indemnity) and which in any such case arises, directly or indirectly, out of, or is attributable to or is in connection with, the carrying out by Cazenove of their obligations to such Vendors under or in connection with this agreement or the Transaction; provided, however, that no Cazenove Indemnified Person shall be entitled to any indemnity under this paragraph (B) to the extent that the Claim or Expense concerned results from the negligence, bad faith or wilful default of any Cazenove Indemnified Person or breach by any Cazenove Indemnified Person of any confirmation and warranty, agreement or obligation under this agreement, or of its duties or obligations under the FSA or the regulatory system.

(C) Save as provided in paragraph (D) below, Cazenove hereby undertakes to the Vendors, their partners, fiduciaries, agents, advisors and employees, and any body corporate, person or partnership which is owned or controlled by, in control of or under common control with any of the foregoing (each a "Vendor Indemnified Person") to indemnify each Vendor Indemnified Person against all or any Claims (whether or not successful, or with Cazenove's prior agreement, compromised or settled), made, brought or established against any such Vendor Indemnified Person in any jurisdiction by any purchaser of Shares pursuant to the Transaction or by any governmental agency, stock exchange or regulatory body or any other person whatsoever and against all Expenses which such Vendor Indemnified Person may suffer or incur (including, but not limited to, all such Expenses suffered or incurred in disputing any Claim, in establishing its right to be indemnified pursuant to this paragraph (C) or in seeking advice as to any Claim, or in any way related to or in connection with this indemnity) and which in any such case arises, directly or indirectly, out of, or is attributable to or is in connection with, the negligence, bad faith or wilful default of Cazenove or the breach by Cazenove of any confirmation and warranty, agreement or obligation under this agreement, or of its duties or obligations under the FSA or the regulatory system; provided, however, that no Vendor Indemnified Person shall be entitled to any indemnity under this paragraph (C) to the extent that the Claim or Expense concerned results from the negligence, bad faith or wilful default of any Vendor Indemnified Person or breach by any Vendor Indemnified Person of any confirmation and warranty, agreement or obligation under this agreement.

(D) The indemnities in paragraphs (B) and (C) above shall not extend to Expenses suffered or incurred by a Cazenove Indemnified Person or a Vendor Indemnified Person (in the disjunctive, an "Indemnified Person") in connection with the Transaction, unless such Expenses are occasioned by, result from, are attributable to or would not have arisen but for (in each case whether directly or indirectly) any material breach by the party from whom it seeks indemnification (the "Indemnifying


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

     Party") of any of its obligations under this agreement including any material breach of any of the representations, warranties and undertakings contained in the sections headed Confirmation and Warranties.

(E) All sums payable to any Indemnified Person pursuant to the indemnities specified in paragraph (B) and (C) above shall be paid free and clear of all deductions or withholdings unless the deduction or withholdings are required by law, in which case the payer shall pay such amount as shall be required to ensure the net amount received by the relevant Indemnified Person equals the full amount which would have been received by it had such deduction or withholding not been made.

(F) If the United Kingdom Inland Revenue or any other taxing authority in any jurisdiction brings into charge to taxation any sum payable under the indemnities specified in paragraph (B) and (C), then (after talking account of any tax deduction or benefit associated with the Expense in respect of which the sum is payable) the sum so payable shall be grossed up by such amount as will ensure that after deduction of the taxation so chargeable there shall remain a sum equal to the amount that would otherwise be payable under such indemnity.

(G) If any Expense arises from claims of a third party that are subject to the indemnification provided for in paragraph (B) or (C) above (a "Third Party Claim"), the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations hereunder or otherwise except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five days of the receipt of such notice from the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall be entitled to retain, at its own expense, its own counsel. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under


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     the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed.

Third party rights

Each Indemnified Person may enforce the terms of any indemnity hereunder directly against the Indemnifying Party. Except as provided by the foregoing, a person who is not a party to this agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement; provided, however, that nothing herein shall affect any right or remedy of any third party which exists apart from such Act.

Governing law and jurisdiction

This agreement and the documents to be entered into pursuant to it shall be governed by and construed in accordance with the laws of England. All the parties hereto irrevocably agree that the courts of England are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this agreement.

Please indicate your agreement to the terms of this letter by signing and returning the enclosed duplicate copy.

                                        Yours faithfully,

                                        /s/ Cazenove & Co

                                        Cazenove & Co




/s/ Morton L. Mandel
 ....................................
Accepted and agreed


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